Exhibit 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is entered into as of December 5, 2019 by and among First Busey Corporation ("First Busey”), Busey Bank (the “Bank,” and together with First Busey, “Employer”) and Jeffrey D. Jones ("Executive").

                                                     RECITALS

A. Employer and Executive entered into an Employment Agreement effective as of August 19, 2019 (the “Employment Agreement”), pursuant to which Executive serves as Executive Vice President, Chief Financial Officer.

B. Employer and Executive wish to amend certain terms and provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties contained herein, the parties hereby agree as follows:

1. Section 4(d) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

(d) Good Reason.  Executive may terminate his or her employment for “Good Reason” within 120 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to Employer setting forth in reasonable detail the basis of the event (provided that such notice must be given to Employer within 90 days of Executive becoming aware of such condition).  “Good Reason” means the occurrence of any one (1) or more of the following, without Executive’s prior consent:  (i) a material adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect from time to time; (ii) a reduction in Executive’s Base Salary, unless such reduction applies to all similarly situated senior executives of Employer; (iii)  Employer changes the primary location of Executive’s employment to a place that is more than fifty (50) miles from Executive’s primary location of employment as of the Effective Date; (iv) Employer otherwise commits a material breach of its obligations under this Agreement; or (v) during the first two (2) years following a Change in Control, there occurs (A) a change in reporting line such that the individual to whom Executive reports is someone other than the Chief Executive Officer of the Surviving Entity (as defined below), or if applicable, the ultimate parent corporation thereof or (B) a reduction in Executive’s performance bonus or long-term incentive opportunities, in each case, as compared to the amount of the most recent performance bonus that Employer actually paid to Executive and the grant date value of the most recent equity awards that Employer actually granted to Executive pursuant to Sections 3(b) and 3(c), respectively, prior to such Change in Control.  Executive’s continued employment during the 120-day period referred to above in this Section 4(d) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

2. Section 6(c)(iv)(B) of the Employment Agreement is hereby amended by (a) changing the reference to “Section 7(c)” therein to a reference to “Section 6(c)” and (b) changing the reference to “Section 7(b)” therein to a reference to “Section 6(b)”.

3. Section 6(d)(iii) of the Employment Agreement is hereby amended by (a) changing the reference to “50%” in clause (A) thereof to a reference to “60%” and (b) changing the reference to “50%” in clause (C) thereof to a reference to “a majority”.

4. Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect.
[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FIRST BUSEY CORPORATION and BUSEY BANK By:/s/ Van A. Dukeman Van A. Dukeman President and Chief Executive Officer of First Busey Corporation and Chairman of the Board of Busey Bank	EXECUTIVE /s/ Jeffrey D. Jones Jeffrey D. Jones